Exhibit 99.3


           The undersigned, Juanita I. Kerrigan, the duly elected or appointed Secretary of Avatar Holdings Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies in her capacity as such that:

1. At a meeting of the Incentive Plan Committee of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated 1997 Incentive and Capital Accumulation Plan of said corporation. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that Section 5 of the amended and restated 1997 Incentive and Capital Accumulation Plan (the "1997 Incentive Plan") is hereby amended as set forth on Exhibit A attached hereto (the "Amendment"), subject to the approval of such Amendment by the Corporation's stockholders on or before December 31, 2001.

2. At a meeting of the stockholders of the Corporation held on May 31, 2001, the Corporation's stockholders approved such Amendment.

           IN WITNESS WHEREOF, Avatar Holdings Inc. has caused this certificate to be signed by Juanita I. Kerrigan, its Vice President and Secretary, this 15th day of June, 2001.

                                       AVATAR HOLDINGS INC.

                                       By: /s/ Juanita I. Kerrigan
                                           -----------------------------------
                                           Name: Juanita I. Kerrigan
                                           Title: Vice President and Secretary


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                                                                    EXHIBIT A


         5. Common Stock Available Under the Plan. The aggregate number of shares of Common Stock that may be subject to Benefits, including Stock Options, granted under this Plan shall be 900,000 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 12 hereof. The maximum number of shares of Common Stock with respect to which Benefits may be granted or measured to any individual participant under the Plan during the term of the Plan shall not exceed 500,000, provided, however, that the maximum number of shares of Common Stock with respect to which Stock Options and Stock Appreciation Rights may be granted to an individual participant under the Plan during the term of the Plan shall not exceed 500,000 (in each case, subject to adjustments made in accordance with Section 12 hereof). Any shares of Common Stock subject to a Stock Option or Stock Appreciation Right which for any reason is cancelled or terminated without having been exercised, any shares subject to Stock Awards, Performance Awards or Stock Units which are forfeited, any shares subject to Performance Awards settled in cash or any shares delivered to the Company as part or full payment for the exercise of a Stock Option or Stock Appreciation Right shall again be available for Benefits under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Benefits but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) that may be granted to any individual participant under the Plan.